Exhibit 99.1
Contact: Michael Sabella
Vice President, Investor Relations
(281) 885-7589

Patterson-UTI Energy Reports Financial Results for the Quarter Ended December 31, 2024

HOUSTON, Texas – February 5, 2025 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the quarter ended December 31, 2024.

Fourth Quarter 2024 Financial Results
•Total revenue of $1.2 billion
•Net loss attributable to common stockholders of $52 million, or $0.13 per share
◦Includes $3 million in merger and integration expenses
•Adjusted EBITDA of $225 million
◦Excludes merger and integration expenses

Other Key Items
•Full year 2024 Cash from Operations of $1.2 billion, Full Year Adjusted Free Cash Flow of $523 million
•Subsequent to the close of the quarter, finalized a new 5-year, $500 million unsecured revolving credit facility that expires in January 2030
•Returned $52 million to shareholders in the fourth quarter and $417 million to shareholders for the year
◦Used $20 million to repurchase 2.6 million shares in the fourth quarter; for the full year used $290 million for share repurchases
◦$759 million in remaining share repurchase authorization as of December 31, 2024
◦Declared a quarterly dividend on its common stock of $0.08 per share, payable on March 17, 2025 to holders of record as of March 3, 2025

Management Commentary

“We are proud of our success during 2024 in leveraging our differentiated operating footprint to deliver high-end drilling and completion services and products to our customers, resulting in significant free cash flow for our investors,” said Andy Hendricks, Chief Executive Officer. “In this phase of shale development, we believe Patterson-UTI holds a sustainable operational advantage over much of the competition. Our experience across multiple oilfield service markets allows us to integrate operations, drive efficiencies, and position the company to deliver strong financial returns through the cycle. Our results in 2024 demonstrate the durable cash conversion potential of Patterson-UTI, and we are excited to build on that in the years ahead.”

“During the fourth quarter, adjusted gross profit per day in U.S. Contract Drilling remained strong, highlighting the value we create with our Tier-1 rigs for both our customers and investors. Our Completion Services team did an outstanding job optimizing calendar white space and controlling costs, which partially offset the impact of several of our largest customers reducing sequential completion activity after reaching their annual production targets. Our Drilling Products segment was relatively steady in 2024 compared to the prior year. New product technology and superior performance of our drill bits and other downhole tools led to the resilience of our drilling products business throughout the year.”

“As we look ahead to the remainder of 2025, we expect the U.S. shale drilling market will remain relatively steady,” concluded Mr. Hendricks. “Oil activity appears to be stable, supported by prevailing commodity prices. Meanwhile, the natural gas market is showing signs of balancing, and we anticipate natural gas-directed drilling and completion activity could start to increase later this year. In this activity environment, we are focused on several key initiatives, including capturing value through efficiencies created by our integrated commercial strategies across both our drilling and completion businesses, as well as prudently managing costs. We expect to achieve another year of strong free cash flow in 2025, and we will remain diligent with our capital allocation. We are confident in our ability to improve returns over the next several years, even if U.S. onshore activity remains steady near current levels.”

“We are pleased with how we have positioned the company for the future and remain committed to a balanced approach to capital allocation,” said Andy Smith, Chief Financial Officer. “For 2025, we expect capital expenditures to be approximately $600 million as we continue to strategically invest in technology across all our businesses to build on our competitive advantage. We also remain committed to return at least 50% of our adjusted free cash flow to investors through dividends and share repurchases. Our strong balance sheet and durable cash conversion profile was key to securing a new 5-year, $500 million unsecured revolving credit facility, reflecting the strength of our franchise and our financial relationships.”

Drilling Services

During the fourth quarter, Drilling Services revenue totaled $408 million. Drilling Services adjusted gross profit was $163 million during the quarter compared to $171 million during the prior quarter.

Within the Drilling Services segment for the fourth quarter, U.S. Contract Drilling revenue was $339 million, and adjusted gross profit was $151 million. U.S. operating days totaled 9,617. The average rig revenue per operating day in U.S. Contract Drilling was $35,290 in the quarter, and the adjusted gross profit per operating day in U.S. Contract Drilling was $15,720. Adjusted gross profit per operating day was driven by the strong performance our team delivered with our Tier-1 rig fleet, as customers continue to recognize the value that leveraging our high-quality assets and process brings to their operations.

As of December 31, 2024, the Company had term contracts for drilling rigs in the United States providing for future dayrate drilling revenue of approximately $426 million. Based on contracts currently in place, the Company expects an average of 64 rigs operating under term contracts during the first quarter of 2025 and an average of 40 rigs operating under term contracts over the four quarters ending December 31, 2025.

For the fourth quarter, other Drilling Services revenue, which primarily includes International Contract Drilling and Directional Drilling, was $69 million, with adjusted gross profit of $12 million.

Completion Services

Fourth quarter Completion Services revenue totaled $651 million, with adjusted gross profit of $95 million. During the quarter, although several long-term dedicated customers reduced sequential completion activity after meeting their annual production targets, our commercial team successfully secured work with several new customers, partially offsetting the slowdown from larger customers.

In our Completion Services segment, we benefited from greater wellsite integration of our ancillary services across a larger proportion of our active fleets, with notable gains in our proppant sourcing and logistics services. We anticipate further growth in wellsite integration revenue as more customers look to enhance returns by leveraging the efficiencies created by our wellsite integration strategy.

We continue to advance the deployment of our 100% natural gas-powered Emerald™ line of completion equipment. By the end of 2024, we operated over 155,000 Emerald™ horsepower and expect to surpass 200,000 horsepower by mid-2025, including introducing new direct-drive technology into our fleet this year. Currently, approximately 80% of our active fleet is capable of being powered by natural gas, with that proportion expected to increase in 2025.

Drilling Products

Fourth quarter Drilling Products revenue totaled $87 million, with adjusted gross profit of $37 million. Operating costs during the quarter were impacted by a $3 million non-cash charge associated with the step up to fair value of our drill bits in accordance with purchase accounting, which impacted the segment adjusted gross profit. This non-cash charge was $2 million higher than we recorded during the prior quarter.

In 2024, U.S. revenue in our Drilling Products segment was down less than 5% compared to 2023, significantly outperforming the percentage decline in the industry rig count. This highlights the resiliency of our drilling products business, which is driven by advanced technology and a focus on customer service.

Other

During the fourth quarter, Other revenue totaled $16 million, with adjusted gross profit totaling $7 million during the quarter.

Outlook

Within the Drilling Services segment, we expect U.S. Contract Drilling to operate an average of 106 rigs in the first quarter, with adjusted gross profit per operating day of approximately $15,250. Aside from U.S. Contract Drilling, we expect other Drilling Services adjusted gross profit will be flat in the first quarter compared to the prior quarter.

In our Completion Services segment, we expect a seasonal uptick in activity during the first quarter as customer budgets reset with the start of the new year. This recovery will be partially offset by inefficiencies early in the quarter as crews restarted following the extended slowdown in the fourth quarter. We expect first quarter Completion Services adjusted gross profit of approximately $100 million. We expect equipment that can be powered by natural gas will remain effectively sold out into the second quarter.

In our Drilling Products segment for the first quarter, we expect a relatively flat adjusted gross profit compared to the fourth quarter. We expect International revenue for our drill bits and downhole tools to increase in 2025 as we continue to expand to new geographies.

For the first quarter, Other revenue and adjusted gross profit is expected to be roughly flat with the prior quarter.

For the first quarter, we expect selling, general and administrative expense of approximately $67 million, and depreciation, depletion, amortization, and impairment expense of approximately $235 million.

For 2025, we expect capital expenditures of roughly $600 million, with each of our segments budgeting for lower capital expenditures compared to 2024.

For purposes of the shareholder return target, the Company defines adjusted free cash flow as net cash provided by operating activities less capital expenditures plus proceeds from the sale of assets. The shareholder return target, including the amount and timing of any dividend payments and/or share repurchases are subject to the discretion of the Company’s Board of Directors and will depend upon business conditions, results of operations, financial condition, terms of the Company’s debt agreements and other factors.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

Fourth Quarter Earnings Conference Call

The Company’s quarterly conference call to discuss the operating results for the quarter ended December 31, 2024, is scheduled for February 6, 2025, at 9:00 a.m. Central Time. The dial-in information for participants is (800) 715-9871 (Domestic) and (646) 307-1963 (International). The conference ID for both numbers is 3030069. The call is also being webcast and can be accessed through the Investor Relations section of the Company’s website at investor.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI is a leading provider of drilling and completion services to oil and natural gas exploration and production companies in the United States and other select countries, including contract drilling services, integrated well completion services and directional drilling services in the United States, and specialized bit solutions in the United States, Middle East and many other regions around the world. For more information, visit www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI's current beliefs, expectations or intentions regarding future events. Words such as "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "pursue," "should," "strategy," "target," or "will," and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI's future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: adverse oil and natural gas industry conditions, including the impact of commodity price volatility on industry outlook; global economic conditions, including inflationary pressures and risks of economic downturns or recessions in the United States and elsewhere; volatility in customer spending and in oil and natural gas prices that could adversely affect demand for Patterson-UTI’s services and their associated effect on rates; excess supply of drilling and completions equipment, including as a result of reactivation, improvement or construction; competition and demand for Patterson-UTI’s services; the impact of the ongoing Ukraine/Russia and Middle East conflicts and instability in other international regions; strength and financial resources of competitors; utilization, margins and planned capital expenditures; ability to obtain insurance coverage on commercially reasonable terms and liabilities from operational risks for which Patterson-UTI does not have and receive full indemnification or insurance; operating hazards attendant to the oil and natural gas business; failure by customers to pay or satisfy their contractual obligations (particularly with respect to fixed-term contracts); the ability to realize backlog; specialization of methods, equipment and services and new technologies, including the ability to develop and obtain satisfactory returns from new technology and the risk of obsolescence of existing technologies; the ability to attract and retain management and field personnel; loss of key customers; shortages, delays in delivery, and interruptions in supply, of equipment and materials; cybersecurity events; difficulty in building and deploying new equipment; complications with the design or implementation of Patterson-UTI’s new enterprise resource planning system; governmental regulation, including climate legislation, regulation and other related risks; environmental, social and governance practices, including the perception thereof; environmental risks and ability to satisfy future environmental costs; technology-related disputes; legal proceedings and actions by governmental or other regulatory agencies; changes to tax, tariff and import/export regulations and sanctions by the United States or other countries; the ability to effectively identify and enter new markets or pursue strategic acquisitions; public health crises, pandemics and epidemics; weather; operating costs; expansion and development trends of the oil and natural gas industry; financial flexibility, including availability of capital and the ability to repay indebtedness when due; adverse credit and equity market conditions; our return of capital to stockholders, including timing and amounts (including any plans or commitments in respect thereof) of any dividends and share repurchases; stock price volatility; and compliance with covenants under Patterson-UTI’s debt agreements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI's SEC filings. Patterson-UTI's filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI's website at http://www.patenergy.com or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$241,293	$192,680
Accounts receivable, net	763,806	971,091
Inventory	167,023	180,805
Other current assets	123,193	141,122
Total current assets	1,295,315	1,485,698
Property and equipment, net	3,010,342	3,340,412
Goodwill	487,388	1,379,741
Intangible assets, net	929,610	1,051,697
Deferred tax assets, net	—	3,927
Other assets	110,811	158,556
Total assets	$5,833,466	$7,420,031
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$421,318	$534,420
Accrued liabilities	385,751	446,268
Other current liabilities	34,924	69,747
Total current liabilities	841,993	1,050,435
Long-term debt, net	1,219,770	1,224,941
Deferred tax liabilities, net	238,097	248,107
Other liabilities	57,762	75,867
Total liabilities	2,357,622	2,599,350
Stockholders’ equity:
Stockholders’ equity attributable to controlling interests	3,465,823	4,812,292
Noncontrolling interest	10,021	8,389
Total equity	3,475,844	4,820,681
Total liabilities and stockholders’ equity	$5,833,466	$7,420,031

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
REVENUES	$1,162,135	$1,357,222	$1,584,317	$5,377,911	$4,146,456
COSTS AND EXPENSES:
Direct operating costs	859,659	1,011,907	1,119,117	3,919,869	2,811,319
Depreciation, depletion, amortization and impairment	254,599	374,680	278,787	1,171,873	731,416
Impairment of goodwill	—	885,240	—	885,240	—
Selling, general and administrative	73,079	65,696	61,037	268,337	169,962
Merger and integration expense	3,460	6,699	19,949	33,037	98,077
Other operating expense (income), net	2,673	3,629	(6,278)	(10,708)	(16,272)

Total operating costs and expenses	1,193,470	2,347,851	1,472,612	6,267,648	3,794,502

OPERATING INCOME (LOSS)	(31,335)	(990,629)	111,705	(889,737)	351,954

OTHER INCOME (EXPENSE):
Interest income	928	745	1,539	5,729	6,122
Interest expense, net of amount capitalized	(17,725)	(17,990)	(18,681)	(71,963)	(52,870)
Other income (expense)	(1,333)	(716)	(1,293)	(975)	1,898

Total other expense	(18,130)	(17,961)	(18,435)	(67,209)	(44,850)

INCOME (LOSS) BEFORE INCOME TAXES	(49,465)	(1,008,590)	93,270	(956,946)	307,104

INCOME TAX EXPENSE (BENEFIT)	1,927	(30,256)	31,332	9,453	61,152

NET INCOME (LOSS)	(51,392)	(978,334)	61,938	(966,399)	245,952

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	190	427	(12)	1,632	(340)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(51,582)	$(978,761)	$61,950	$(968,031)	$246,292

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE:
Basic	$(0.13)	$(2.50)	$0.15	$(2.44)	$0.88
Diluted	$(0.13)	$(2.50)	$0.15	$(2.44)	$0.88
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	389,450	391,732	415,656	397,196	279,501
Diluted	389,450	391,732	418,751	397,196	280,061
CASH DIVIDENDS PER COMMON SHARE	$0.08	$0.08	$0.08	$0.32	$0.32

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Twelve Months Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(966,399)	$245,952
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and impairment	1,171,873	731,416
Impairment of goodwill	885,240	—
Deferred income tax expense (benefit)	(1,765)	51,866
Stock-based compensation	46,352	46,750
Net (gain) loss on asset disposals	(3,688)	(1,798)
Other	7,936	(1,053)
Changes in operating assets and liabilities	35,987	(67,219)
Net cash provided by operating activities	1,175,536	1,005,914

Cash flows from investing activities:
Acquisitions, net of cash acquired - NexTier	—	(65,185)
Acquisitions, net of cash acquired - Ulterra	2,983	(357,314)
Purchases of property and equipment	(678,386)	(615,690)
Proceeds from disposal of assets	25,832	26,473
Other	(5,173)	(5,874)
Net cash used in investing activities	(654,744)	(1,017,590)

Cash flows from financing activities:
Purchases of treasury stock	(290,427)	(200,710)
Dividends paid	(126,791)	(100,034)
Proceeds from revolving credit facility	50,000	420,000
Repayment of revolving credit facility	(50,000)	(420,000)
Proceeds from issuance of senior notes	—	396,412
Payment on finance leases	(45,484)	(15,915)
Repayment of senior notes	—	(7,837)
Other	(12,290)	(6,349)
Net cash (used in) provided by financing activities	(474,992)	65,567
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	2,813	1,236
Net increase in cash, cash equivalents and restricted cash	48,613	55,127
Cash, cash equivalents and restricted cash at beginning of period	192,680	137,553
Cash, cash equivalents and restricted cash at end of period	$241,293	$192,680

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Drilling Services
Revenues	$408,385	$421,563	$463,598	$1,727,810	$1,919,759
Direct operating costs	$245,480	$250,877	$276,439	$1,029,591	$1,119,200
Adjusted gross profit (1)	$162,905	$170,686	$187,159	$698,219	$800,559
Depreciation, amortization and impairment	$85,174	$201,272	$91,951	$477,398	$364,312
Selling, general and administrative	$4,741	$3,809	$3,204	$16,502	$15,014
Other operating income, net	$—	$—	$(676)	$—	$(769)
Operating income (loss)	$72,990	$(34,395)	$92,680	$204,319	$422,002
Capital expenditures	$54,321	$69,127	$73,625	$264,667	$334,780

Completion Services
Revenues	$650,848	$831,567	$1,014,357	$3,232,785	$2,017,440
Direct operating costs	$555,527	$703,809	$782,482	$2,658,170	$1,567,940
Adjusted gross profit (1)	$95,321	$127,758	$231,875	$574,615	$449,500
Depreciation, amortization and impairment	$135,852	$140,930	$147,891	$564,155	$283,230
Impairment of goodwill	$—	$885,240	$—	$885,240	$—
Selling, general and administrative	$9,703	$10,253	$13,662	$41,557	$26,050
Other operating income, net	$—	$—	$—	$(17,792)	$—
Operating income (loss)	$(50,234)	$(908,665)	$70,322	$(898,545)	$140,220
Capital expenditures	$61,469	$86,755	$107,217	$320,329	$214,746

Drilling Products
Revenues	$86,522	$89,102	$88,109	$351,651	$134,679
Direct operating costs	$49,186	$47,144	$49,484	$191,107	$81,555
Adjusted gross profit (1)	$37,336	$41,958	$38,625	$160,544	$53,124
Depreciation, amortization and impairment	$27,328	$22,924	$31,392	$100,610	$48,467
Selling, general and administrative	$10,209	$9,898	$7,494	$35,860	$11,158
Operating income (loss)	$(201)	$9,136	$(261)	$24,074	$(6,501)
Capital expenditures	$15,834	$16,309	$16,632	$61,687	$24,572

Other
Revenues	$16,380	$14,990	$18,253	$65,665	$74,578
Direct operating costs	$9,466	$10,077	$10,712	$41,001	$42,624
Adjusted gross profit (1)	$6,914	$4,913	$7,541	$24,664	$31,954
Depreciation, depletion, amortization and impairment	$4,790	$8,330	$6,291	$24,043	$28,237
Selling, general and administrative	$59	$156	$232	$708	$888
Operating income (loss)	$2,065	$(3,573)	$1,018	$(87)	$2,829
Capital expenditures	$2,894	$5,909	$6,258	$21,813	$24,645

Corporate
Depreciation	$1,455	$1,224	$1,262	$5,667	$7,170
Selling, general and administrative	$48,367	$41,580	$36,445	$173,710	$116,852
Merger and integration expense	$3,460	$6,699	$19,949	$33,037	$98,077
Other operating (income) expense, net	$2,673	$3,629	$(5,602)	$7,084	$(15,503)
Capital expenditures	$5,832	$2,487	$1,541	$9,890	$16,947

Total Capital Expenditures	$140,350	$180,587	$205,273	$678,386	$615,690

(1)Adjusted gross profit is defined as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). See Non-GAAP Financial Measures below for a reconciliation of GAAP gross profit to adjusted gross profit by segment.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted EBITDA
(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) (1):
Net income (loss)	$(51,392)	$(978,334)	$61,938	$(966,399)	$245,952
Income tax expense (benefit)	1,927	(30,256)	31,332	9,453	61,152
Net interest expense	16,797	17,245	17,142	66,234	46,748
Depreciation, depletion, amortization and impairment	254,599	374,680	278,787	1,171,873	731,416
Impairment of goodwill	—	885,240	—	885,240	—
Merger and integration expense	3,460	6,699	19,949	33,037	98,077
Adjusted EBITDA	$225,391	$275,274	$409,148	$1,199,438	$1,183,345

Total revenues	$1,162,135	$1,357,222	$1,584,317	$5,377,911	$4,146,456

Adjusted EBITDA by Operating Segment:
Drilling Services	$158,164	$166,877	$184,631	$681,717	$786,314
Completion Services	85,618	117,505	218,213	550,850	423,450
Drilling Products	27,127	32,060	31,131	124,684	41,966
Other	6,855	4,757	7,309	23,956	31,066
Corporate	(52,373)	(45,925)	(32,136)	(181,769)	(99,451)
Adjusted EBITDA	$225,391	$275,274	$409,148	$1,199,438	$1,183,345
(1)Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is not defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and impairment expense (including impairment of goodwill) and merger and integration expense. We present Adjusted EBITDA as a supplemental disclosure because we believe it provides to both management and investors additional information with respect to the performance of our fundamental business activities and a comparison of the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be construed as an alternative to the GAAP measure of net income (loss). Our computations of Adjusted EBITDA may not be the same as similarly titled measures of other companies.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Free Cash Flow
(unaudited, dollars in thousands)

	Twelve Months Ended
	December 31,
	2024	2023
Adjusted Free Cash Flow (1):
Net cash provided by operating activities	$1,175,536	$1,005,914
Less capital expenditures	(678,386)	(615,690)
Plus proceeds from disposal of assets	25,832	26,473
Free cash flow	$522,982	$416,697
(1)We define adjusted free cash flow as net cash provided by operating activities less capital expenditures, plus proceeds from disposal of assets. We present adjusted free cash flow as a supplemental disclosure because we believe that it is an important liquidity measure and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company, that could be available for financing cash flows, such as dividend payments, share repurchases and/or repurchases of long-term indebtedness. Our computations of adjusted free cash flow may not be the same as similarly titled measures of other companies. Adjusted free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flows from operations reported in accordance with GAAP.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Drilling Services
Revenues	$408,385	$421,563	$463,598	$1,727,810	$1,919,759
Less direct operating costs	(245,480)	(250,877)	(276,439)	(1,029,591)	(1,119,200)
Less depreciation, amortization and impairment	(85,174)	(201,272)	(91,951)	(477,398)	(364,312)
GAAP gross profit	77,731	(30,586)	95,208	220,821	436,247
Depreciation, amortization and impairment	85,174	201,272	91,951	477,398	364,312
Adjusted gross profit (1)	$162,905	$170,686	$187,159	$698,219	$800,559

Completion Services
Revenues	$650,848	$831,567	$1,014,357	$3,232,785	$2,017,440
Less direct operating costs	(555,527)	(703,809)	(782,482)	(2,658,170)	(1,567,940)
Less depreciation, amortization and impairment	(135,852)	(140,930)	(147,891)	(564,155)	(283,230)
GAAP gross profit	(40,531)	(13,172)	83,984	10,460	166,270
Depreciation, amortization and impairment	135,852	140,930	147,891	564,155	283,230
Adjusted gross profit (1)	$95,321	$127,758	$231,875	$574,615	$449,500

Drilling Products
Revenues	$86,522	$89,102	$88,109	$351,651	$134,679
Less direct operating costs	(49,186)	(47,144)	(49,484)	(191,107)	(81,555)
Less depreciation, amortization and impairment	(27,328)	(22,924)	(31,392)	(100,610)	(48,467)
GAAP gross profit	10,008	19,034	7,233	59,934	4,657
Depreciation, amortization and impairment	27,328	22,924	31,392	100,610	48,467
Adjusted gross profit (1)	$37,336	$41,958	$38,625	$160,544	$53,124

Other
Revenues	$16,380	$14,990	$18,253	$65,665	$74,578
Less direct operating costs	(9,466)	(10,077)	(10,712)	(41,001)	(42,624)
Less depreciation, depletion, amortization and impairment	(4,790)	(8,330)	(6,291)	(24,043)	(28,237)
GAAP gross profit	2,124	(3,417)	1,250	621	3,717
Depreciation, depletion, amortization and impairment	4,790	8,330	6,291	24,043	28,237
Adjusted gross profit (1)	$6,914	$4,913	$7,541	$24,664	$31,954
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, depletion, amortization and impairment expense, which does not include impairment of goodwill). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
Drilling Services Adjusted Gross Profit
(unaudited, dollars in thousands)

	Three Months Ended
	December 31,	September 30,
	2024	2024
U.S. Contract Drilling
Revenues	$339,355	$355,688
Less direct operating costs	(188,208)	(196,430)
Less depreciation, amortization and impairment	(77,182)	(194,509)
GAAP gross profit	73,965	(35,251)
Depreciation, amortization and impairment	77,182	194,509
Adjusted gross profit (1)	$151,147	$159,258

Operating days – U.S. (2)	9,617	9,870
Average revenue per operating day – U.S. (2)	$35.29	$36.04
Average direct operating costs per operating day – U.S. (2)	$19.57	$19.90
Average adjusted gross profit per operating day – U.S. (2)	$15.72	$16.14

Other Drilling Services
Revenues	$69,030	$65,875
Less direct operating costs	(57,272)	(54,447)
Less depreciation, amortization and impairment	(7,992)	(6,763)
GAAP gross profit	3,766	4,665
Depreciation, amortization and impairment	7,992	6,763
Adjusted gross profit (1)	$11,758	$11,428
(1)We define “Adjusted gross profit” as revenues less direct operating costs (excluding depreciation, amortization and impairment expense, which does not include impairment of goodwill). Adjusted gross profit is included as a supplemental disclosure because it is a useful indicator of our operating performance.
(2)Operational data relates to our contract drilling business. A rig is considered to be operating if it is earning revenue pursuant to a contract on a given day.